Exhibit 99.1

THE CHARLES SCHWAB CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board on October 19, 2006

SECTION	1. ESTABLISHMENT OF THE PLAN.

The Charles Schwab Corporation Employee Stock Purchase Plan (the “Plan”) is hereby established to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify for favorable tax treatment under section 423 of the Code.

SECTION	2. DEFINITIONS.

When used herein the following terms shall have the following meanings solely for purposes of the Plan:

(a) “Administrator” means the Compensation Committee of the Board of Directors of the Company or such other individual or individuals appointed by the Board or the Committee from time to time to act as Administrator.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means The Charles Schwab Corporation, a Delaware corporation.

(e) “Committee” means the Compensation Committee of the Board.

(f) “Compensation” means a Participant’s wages as reported in Box 1 of Form W-2 for services rendered excluding (i) living allowances, (ii) travel or commuting allowances, (iii) cash allowances that are provided in lieu of perquisites, as determined by Administrator, (iv) amounts that are paid as a result of participation in a Participating Company’s long term incentive programs including, without limitation, amounts realized from cash units under the Long-Term Incentive Plan and the exercise of stock options and upon the vesting of restricted stock, (v) employee referral awards, (vi) special incentive awards such as spot awards (other than regular incentive awards and regular bonuses), (vii) reimbursements for relocation expenses, (viii) income items attributable to the taxable portion of employee benefits and any cash payments made as a result of a Participant’s election not to receive insured benefits pursuant to a cafeteria plan, (ix) amounts paid as disability benefits, (x) any income items reflecting grants in aid, and (xi) amounts paid on or after the first day of the payroll period following termination pursuant to a Participating Company’s severance plan (other than any amounts paid with respect to a notice period under such plan) or pursuant to a negotiated termination agreement. Compensation shall be determined prior to reduction for amounts described in sections 125, 132 and 401(k) of the Code. The Administrator shall determine whether a particular item is included in Compensation.

(g) “Eligible Employee” means any common-law employee of a Participating Company who has been an employee of a Participating Company for not less than 3 consecutive months (or such other period of service as the Administrator may establish from time to time) before the beginning of the applicable Offering Period. Notwithstanding the foregoing, any employee whose participation in the Plan is prohibited by the law of any country that has jurisdiction over such employee is not an Eligible Employee and shall not be eligible to participate in the Plan. The determination of whether an individual is an Eligible Employee shall be made by the Administrator in its sole and absolute discretion.

(h) “Fair Market Value” means the fair market value of the Stock based on the closing price of a share of Stock on the principal exchange on which the shares are trading, as determined in good faith by the Administrator in its sole and absolute discretion, consistent with the requirements of section 423 of the Code and income tax regulations promulgated thereunder. Whenever possible, the determination of Fair Market Value by the Administrator shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(i) “Offering Period” means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 6.

(j) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 5.

(k) “Participating Company” means the Company and each Subsidiary designated by the Committee.

(l) “Plan Account” means the account established for each Participant pursuant to Section 9(a).

(m) “Purchase Price” means the price at which Participants may purchase Stock under Section 5, as determined pursuant to Section 7.

(n) “Stock” means the Common Stock of the Company.

(o) “Subsidiary” means, with respect to the Company, a subsidiary corporation as defined in section 424(f) of the Code.

SECTION	3. SHARES AUTHORIZED.

The maximum aggregate number of shares which may be offered under the Plan shall be 50 million shares of Stock, which number is subject to adjustment as provided in Section 13.

SECTION	4. ADMINISTRATION.

The Committee shall have the discretionary power to construe, administer, and interpret the Plan and to resolve any ambiguities thereunder; to prescribe, amend, and rescind administrative rules relating to the Plan; to set the provisions which will determine an employee’s ability to participate in the Plan and to take all other actions that are necessary or appropriate for administration of the Plan. Such interpretations, rules, and actions of the Committee shall be final and binding upon all concerned and, in the event of judicial review, shall be entitled to the maximum deference allowable by law. The Committee shall have the right to delegate responsibility for construing, administering, or interpreting the Plan, including the establishment of a claims procedure, to a designated officer or officers who shall act as an Administrator. Where the Committee has delegated its responsibility for matters of construing, administering or interpreting the Plan, including the establishment of a claims procedure, to an Administrator, the actions of the Administrator shall constitute actions of the Committee.

SECTION	5. ELIGIBILITY AND PARTICIPATION.

(a) Any person who qualifies or will qualify as an Eligible Employee on the first day of an Offering Period may elect to participate in the Plan for such Offering Period by following the procedures prescribed by the Administrator. Subject to Section 8, each Eligible Employee shall designate the percentage of his or her Compensation which he or she elects to have withheld for the purchase of Stock.

(b) By enrolling in the Plan, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant’s Compensation which is withheld during the Offering Period, subject to any limitations imposed by the Administrator pursuant to this Section 5 and Section 14. In addition, the maximum number of shares that may be purchased during any Offering Period shall be the lesser of (i) 1,250 shares of Stock, or (ii) 10% of a Participant’s Compensation. Such limits are subject to change by the Administrator, at any time and for any reason, without notice to Participants.

(c) Once enrolled, a Participant will continue to participate in the Plan based on his or her most recent election under the Plan for each succeeding Offering Period until he or she terminates participation or ceases to qualify as an Eligible Employee. A Participant who withdraws from the Plan in accordance with Section 10 may again become a Participant, if he or she then is an Eligible Employee, by following the procedures prescribed by the Administrator.

SECTION	6. OFFERING PERIODS.

While the Plan is in effect, the Offering Periods shall consist of the six-month periods commencing on each February 1 and August 1. The initial Offering Period under the Plan shall commence on August 1, 2007.

SECTION	7. PURCHASE PRICE.

The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be 85% of the Fair Market Value of such share on the last trading day in such Offering Period.

SECTION	8. EMPLOYEE CONTRIBUTIONS.

(a) A Participant may purchase shares of Stock solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Section 5(a), shall commence as soon as administratively practicable after completion of the procedures prescribed by the Administrator. An Eligible Employee shall designate the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. The portion shall be a whole percentage of Compensation but not less than 1% nor more than 10%. Such percentage limits are subject to change by the Administrator, at any time and for any reason, without notice to Participants.

(b) If a Participant desires to decrease the rate of payroll withholding or to discontinue contributions during the Offering Period, he or she may do so, if permitted by the Administrator, by following the procedures prescribed by the Administrator. Such decrease will be effective as soon as administratively practicable after completion of the procedures prescribed by the Administrator. No Participant shall make more than one election under this Section 8(b) during each Offering Period. The limit on the number of changes permitted under this Section 8(b) is subject to change by the Administrator, at any time and for any reason, without notice to Participants.

(c) If a Participant desires to increase the rate of payroll withholding, he or she may do so effective for the next Offering Period by following the procedures prescribed by the Administrator.

SECTION	9. PLAN ACCOUNTS; PURCHASE OF SHARES.

(a) The Company will maintain a non-interest bearing Plan Account on its books in the name of each Participant. At the close of each pay period, the amount deducted from the Participant’s Compensation will be credited to the Participant’s Plan Account.

(b) As of the last day of each Offering Period, the amount then in the Participant’s Plan Account will be divided by the Purchase Price, and the number of whole shares which results (subject to the limitations described in Sections 5(b), 9(c) and 14) shall be purchased from the Company based on the funds in the Participant’s Plan Account. Following the purchase of the shares, the shares will be electronically delivered to a brokerage account for the benefit of the Participant.

(c) In the event that the aggregate number of shares which all Participants elect to purchase during an Offering Period shall exceed the number of shares remaining available for issuance under the Plan, then the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares the Participant has elected to purchase pursuant to Section 5. The denominator of such fraction is the number of shares that all Participants have elected to purchase pursuant to Section 5. Any cash amount remaining in the Participant’s Plan Account under these circumstances shall be distributed to the Participant.

(d) Any amount remaining in the Participant’s Plan Account caused by a surplus due to fractional shares after deducting the amount of the Purchase Price for the number of whole shares issued to the Participant shall be carried over in the Participant’s Plan Account for the succeeding Offering Period, without interest, unless the Participant withdraws from participation for the next Offering Period, in which case the amount shall be distributed to the Participant, without interest. Any amount remaining in the Participant’s Plan Account caused by anything other than a surplus due to fractional shares shall be distributed to the Participant in cash, without interest.

(e) As soon as practicable following the end of each Offering Period, the Company shall deliver to each Participant a Plan Account statement setting forth the amount of payroll deductions, the purchase price, the number of shares purchased and the remaining cash balance, if any.

(f) Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION	10. WITHDRAWAL FROM THE PLAN.

A Participant may elect to withdraw from participation under the Plan at any time up to the 15th day of the last month of an Offering Period (or such other date specified by the Administrator) by following the procedures prescribed by the Administrator. As soon as administratively practicable after a withdrawal, payroll deductions shall cease and all amounts credited to the Participant’s Plan Account will be distributed to the Participant in cash, without interest. No partial withdrawals shall be permitted. A Participant who has withdrawn from the Plan shall not be a Participant in future Offering Periods, unless he or she again enrolls in accordance with the provisions of Section 5 and re-enrollment may be effective only at the commencement of an Offering Period.

SECTION	11. EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH.

(a) Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 10. A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) In the event of the death of a Participant, the Company shall deliver shares and/or cash to the executor or administrator of the estate of the Participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or if no spouse, dependent or relative is known to the Company, then the Company shall not deliver the shares until either learning that an administrator for the estate has been appointed, at which time the shares will be delivered to the administrator, or until the Company receives direction from an individual or individuals with legal authority to direct the Company to deliver the shares to a specified party.

SECTION	12. RIGHTS NOT TRANSFERABLE.

The rights or interests of any Participant in the Plan, or in any Stock or cash to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or by any other manner other than as permitted by the Code or by will or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code or by will or the laws of descent and distribution, such act shall be treated as an automatic withdrawal under Section 10.

SECTION	13. RECAPITALIZATION, ETC.

(a) The aggregate number of shares of Stock offered under the Plan, the number and price of shares which any Participant has elected to purchase pursuant to Section 5 and the maximum number of shares which a Participant may elect to purchase under the Plan in any Offering Period shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company.

(b) In the event of a dissolution or liquidation of the Company, or a merger or consolidation to which the Company is a constituent corporation, this Plan shall terminate, unless the plan of merger, consolidation or reorganization provides otherwise, and all amounts which each Participant has paid towards the Purchase Price of Stock hereunder shall be distributed, without interest.

(c) The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION	14. LIMITATION ON STOCK OWNERSHIP.

(a) Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company. For purposes of this Section 14(a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase 1,250 shares of Stock with respect to each Offering Period.

(b) Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of $25,000 per calendar year (under this Plan and all other employee stock purchase plans of the Company or any Subsidiary of the Company). For purposes of this Section 14(b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Section 14(b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION	15. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan shall be construed to give any person the right to remain in the employ of a Participating Company. Each Participating Company reserves the right to terminate the employment of any person at any time and for any reason, with or without cause.

SECTION	16. RIGHTS AS A SHAREHOLDER; SECURITIES LAWS.

(a) A Participant shall have no rights as a stockholder with respect to any shares he or she may have a right to purchase under the Plan until the date such shares are actually purchased for the Participant’s account on the last day of the applicable Offering Period, subject to the stockholders’ approval of the adoption of the Plan.

(b) Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION	17. USE OF FUNDS.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions in separate accounts.

SECTION	18. AMENDMENT OR TERMINATION OF THE PLAN.

The Board or the Committee shall have the right to amend, modify or terminate the Plan at any time without notice, including, without limitation the terms of any offering under the Plan. An amendment of the Plan shall be subject to shareholder approval only to the extent required by applicable laws, regulations or rules.

SECTION	19. GOVERNING LAW.

The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

SECTION	20. EXECUTION.

To record the adoption of the Plan by the Board on October 19, 2006, the Company has caused its duly authorized officer to execute this document in the name of the Company.

THE CHARLES SCHWAB CORPORATION

/s/ Jan Hier-King
By:	Jan Hier-King
Its:	EVP, Human Resources

Dated:	November 30, 2006